Exhibit 5.1

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174

Telephone (212) 907-6457

Facsimile: (212) 208-4657

August 3, 2016

The Board of Directors

QPAGOS

Paseo del la Reforma 404 Piso 15 PH

Col. Juarez, Del. Cuauhtemoc

Mexico, D.F. C.P. 06600

Re:	Registration Statement on Form S-1

Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 (the “Registration Statement”) filed by QPAGOS, a Nevada corporation (the “Company”), that is intended to register under the Securities Act of 1933, as amended (the “Securities Act”), 16,136,274 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of 9,917,074 shares of common stock (the “Shares”) and 6,219,200 shares of common stock (the “Warrant Shares”) issuable upon exercise of warrants (the “Warrant”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

This opinion is based solely on the Nevada Revised Statutes (the “NRS”) with respect to the Shares and the laws of the State of Delaware as they relate to the Warrant Shares, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Based on the foregoing, we are of the opinion that:(i) under Nevada law, the Shares have been duly authorized, validly issued, fully paid and non-assessable; (ii) and under Nevada law, the Warrant Shares, when issued and sold by the Company and delivered by the Company upon valid exercise thereof and against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement and the Warrant, will be validly issued, fully paid and non-assessable.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Gracin & Marlow, LLP

Gracin & Marlow, LLP